Exhibit 10.2

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Third Amendment”), effective as of March 8, 2013, is entered into by and between ArQule, Inc., a Delaware corporation (the "Company") with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Peter Lawrence ("Executive").  The purpose of this Third Amendment is to amend the Employment Agreement dated as of April 13, 2006 between the Company and Executive (the "Employment Agreement"), as previously amended by an agreement effective as of October 4, 2007 (the First Amendment”), and as further amended by an agreement effective as of April 14, 2008 (the “Second Amendment”). Capitalized terms used but not defined in this Third Amendment shall have the meanings ascribed to them in the Employment Agreement.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the "Parties") hereby agree as follows:

1.	Term of Employment. Section 1 of the Employment Agreement, as amended, is hereby amended and replaced in its entirety with the following:

“The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in the Employment Agreement, as amended.  The Parties agree that the Employment Term shall continue through March 8, 2017, unless earlier terminated in accordance with the provisions of Section 5 of the Employment Agreement (the “Employment Term”).”

2.	Title; Duties. Section 2 of the Employment Agreement, as amended, regarding Executive’s title and duties is hereby amended and replaced in its entirety with the following:

“During the Employment Term, Executive shall serve as President, Chief Operating Officer (“COO”), General Counsel and Secretary reporting to the Chief Executive Officer (“CEO”) of the Company.  In Executive’s capacity as COO, Executive shall have management oversight of the clinical development, business and corporate development and pharmaceutical development functions of the Company.  Executive hereby agrees to undertake the duties and responsibilities inherent in such positions and such other duties and responsibilities consistent with such position as the CEO shall from time to time reasonably assign to Executive.”

3.
Performance-Based Stock Units.  In accordance with the approval of the Compensation, Nominating and Governance Committee (the "CNG Committee") of even date herewith and subject to the terms and conditions of the Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement that the Company shall provide to Executive (which shall be substantially in the form attached as Exhibit B to this Third Amendment), and in addition to any other equity awards for which Executive may be eligible, the CN&G Committee hereby grants to Executive 125,000 common stock units (the "Performance-Based Stock Units"), which shall vest based on the Company's achievement of one or more of the milestones set forth on Exhibit A to this Third Amendment.  Executive must be employed by the Company as of the date the milestone is achieved to be entitled to the vesting of the Performance-Based Stock Units.  Notwithstanding the foregoing, if (i) there is a Change of Control as defined in Section 6 of the Employment Agreement, and (ii) the Company terminates Executive’s employment without Cause (as defined in Section 5.2 of the Employment Agreement), or is deemed to terminate Executive’s employment without Cause, within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control, then the Severance Package set forth in Section 5.1.1 of the Employment Agreement shall, to the extent not previously vested or paid, incrementally include 125,000 Performance-Based Stock Units, which shall vest on the Termination Date without regard to the milestones set forth on Exhibit A, provided that Executive satisfies all conditions precedent to receiving the Severance Package as set forth in Section 5.1.1 of the Employment Agreement.  For avoidance of doubt, a termination without Cause occurring during the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control shall include a Deemed Termination as that term is defined in Section 5.1.2 of the Employment Agreement.  Payment of the Performance-Based Stock Units as part of the Severance Package shall cancel this award.

4.
Section 409A of the Code.  It is the intention of the parties to the Employment Agreement, and the First, Second and Third Amendments (jointly the “Agreements”), to the extent possible, that no payment or entitlement pursuant to the Agreements will give rise to any adverse tax consequences to Executive under Section 409A of the Internal Revenue Code (“Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”).  The Agreements shall be interpreted to that end and consistent with that objective.  Notwithstanding any other provision herein, if Executive is a “specified employee” as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i) on the Termination Date, no payment of compensation under the Agreements shall be made to Executive during the period lasting six (6) months from the Termination Date to the extent required to comply with Section 409A of the Code.  If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made in a lump sum payment on the first business day following the expiration of the six-month period referred to in the prior sentence.

Each payment under the Agreements shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  To the extent any reimbursement or in-kind benefit due to Executive under the Agreements constitutes “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

5.	Accelerated Vesting in Change of Control. The first paragraph of Section 6 of the Employment Agreement, as amended, is hereby amended and replaced in its entirety with the following:

“In the event that both (i) a Change of Control occurs and (ii) the Company terminates Executive’s Employment without Cause (or is deemed to terminate Executive’s Employment without Cause) within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control, any Stock Option held by Executive shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate, and any shares of restricted stock previously granted shall immediately be free and clear of any restrictions. For purposes of this Agreement, any one of the following events shall be considered a “Change of Control” of the Company:”

6.
No tax advice.  Executive acknowledges and agrees that the Company has provided no tax advice to Executive with respect to this Third Amendment and that Executive shall be solely responsible for any and all taxes attributable to Executive, including but not limited to income taxes and payroll taxes.

7.
Entire Understanding.  This Third Amendment, including its Exhibits, constitutes the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof, except that, other than as explicitly modified by the terms of this Third Amendment, the Employment Agreement (as previously amended) shall remain in full force and effect in accordance with its provisions.  This Third Amendment shall be incorporated into the Employment Agreement as an additional provision thereto.

8.
Governing Law.  This Third Amendment shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Third Amendment as of the date set forth above.

ARQULE, INC.	EXECUTIVE

By: /s/ Paolo Pucci	By: /s/ Peter S. Lawrence
Name: Paolo Pucci	Name: Peter Lawrence
Title: Chief Executive Officer

EXHIBIT A

Vesting Schedule for Performance-Based Stock Units

The Performance-Based Stock Units described in Section 2 of this Second Amendment shall vest in two tranches according to the following schedule:

Milestone	Shares
Regulatory approval of a Company compound as set forth in votes of the CNG Committee relating thereto (the “Clinical Development Target”).	125,000

4